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EXHIBIT 10.1
                DESCRIPTION OF MANAGEMENT BONUS COMPENSATION PLAN

         The following sets forth the eligible bonus compensation under the Management Bonus Compensation Plan of Citizens First Corporation (the "Company") for its Chief Executive Officer and other key operations officers for fiscal 2005 and fiscal 2006. The plan is intended as a guideline to the Board of Directors for determination and distribution of an annual incentive bonus to the Chief Executive Officer, with the ultimate amount of such bonus to be determined by the Board based on consideration of all existing circumstances. The bonus amount is payable on or before 75 days following the end of the bonus period. The officer will forfeit all rights to any bonus compensation otherwise due for a bonus period if the officer's employment is terminated, voluntarily or involuntarily, on or before March 1 following the bonus period.

         CHIEF EXECUTIVE OFFICER. For fiscal 2005 and 2006, the Company's Chief Executive Officer is eligible to receive a bonus equal to (i) up to 32% of base salary upon the achievement of certain financial targets, including return on shareholders' investment (measured by return on average assets), profit efficiency (measured by return on average assets) and growth (measured by; growth in average total assets), reduced by (ii) up to 100% for noncompliance with certain control targets, including net interest margin, capital and risk profile.

         KEY OPERATIONS OFFICERS. For fiscal 2005 and 2006, other key operations officers (to be determined by management) who may influence the Company's performance in a significant manner will be eligible to participate in a discretionary bonus pool in an amount equal to 60% of the total bonus paid to the Company's Chief Executive Officer. Specific bonus amounts to be paid to each participating officer will be based on the total amount of the discretionary bonus pool, and each officer's annual performance relative to individual goals established and communicated to the officer by the officer's supervisor.

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